Exhibit 99.1

The Center for Cell and Gene Therapy at Baylor College of Medicine to Present at the 60th
American Society of Hematology Annual Meeting

--Three abstracts accepted, including oral presentation on multiple myeloma clinical data--

Houston, TX – November 27, 2018 – Marker Therapeutics, Inc. (NASDAQ:MRKR), a clinical-stage immuno-oncology company, today reported that data from three abstracts—including an oral presentation—were accepted for presentation at the 60th American Society of Hematology Annual Meeting (ASH 2018). The studies describe results achieved using multi-tumor antigen specific T cells that were developed at the Baylor College of Medicine in the laboratories of Dr. Ann Leen and Dr. Juan Vera, and exclusively licensed to Marker.

Among the highlights, results from an ongoing Phase 1 study in patients with multiple myeloma will be reviewed in an oral presentation by Premal Lulla, M.B.B.S., Assistant Professor of Medicine at the Center for Cell and Gene Therapy, Hematology-Oncology, at the Baylor College of Medicine.

ASH 2018 will take place in San Diego, CA from December 1-4.

Oral Presentation Details:

Title: Safety and Efficacy of Multiantigen-Targeted T Cells for Multiple Myeloma (Abstract # 1014)

Date: Monday, December 3, 2018

Time: 7:30 p.m. PST (San Diego Convention Center, Ballroom 20D)

Poster Presentation Details:

Title: Targeting Lymphomas Using Non-Engineered, Multi-Antigen Specific T Cells (Abstract #1685)

Date: Saturday, December 1, 2018

Presentation Time: 6:15 p.m. – 8:15 p.m. PST (San Diego Convention Center, Hall GH)

Title: Adoptive T-Cell Therapy for Acute Lymphoblastic Leukemia Targeting Multiple Tumor Associated Antigens (Abstract #2693)

Date: Sunday, December 2, 2018

Presentation Time: 6:00 p.m. – 8:00 p.m. PST (San Diego Convention Center, Hall GH)

The presentations will contain results beyond what are available in the abstracts on the ASH website.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. Once infused into patients, this population of T cells attacks multiple tumor targets and activates the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cells, when compared to current engineered CAR-T and TCR-based approaches, its products (i) are significantly less expensive and easier to manufacture, (ii) appear to be markedly less toxic, and (iii) are associated with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling therapeutic product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Marker is also advancing several innovative peptide- and gene-based immuno-therapeutics for the treatment of cancer and metastatic disease, including our Folate Receptor Alpha program (TPIV200) for breast and ovarian cancers and our HER2/neu+ peptide antigen program (TPIV100/110) in Phase II clinical trials. In parallel, we are developing a proprietary DNA expression technology named PolyStart™ to improve the ability of the cellular immune system to recognize and destroy diseased cells.

For additional information, please call toll free at (904) 862-6490 or visit: markertherapeutics.com.

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Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to our multi-tumor antigen specific T cell therapies; our TPIV200 and TPIV100/110 programs and our PolyStart™ program; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and, the timing and success of our clinical trials, as well as Multi-TAA T cell clinical trials conducted by Baylor College of Medicine. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Contacts
Marker Therapeutics, Inc.

Aaron Santos

(904) 862-6490 EXT. 102

investor.relations@markertherapeutics.com

Solebury Trout

Brad Miles

(646) 513-3125

bmiles@soleburytrout.com

Amy Bonanno

(914) 450-0349

abonanno@soleburytrout.com

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